GPS FUNDS II
SUB-ITEM 77C

Special Meeting of Shareholders

A special meeting of shareholders of GPS Funds II was held on July 10, 2013, and for
GuideMarkSM Global Real Return Fund, adjourned until July 28, 2013 (the "Shareholder
Meeting").  The purpose of the Shareholder Meeting was to vote on the following proposals: (1)
to elect a Board of Trustees; (2) to approve a new investment advisory agreement with
AssetMark, Inc. ("AssetMark"), formerly Genworth Financial Wealth Management; and (3) for
GuidePathSM Altegris(r) Diversified Alternatives Allocation Fund, to approve a new sub-advisory agreement with Altegris Advisors, LLC.

Proposal 1: To elect a Board of Trustees.

Trustee
For
Withheld
David M. Dunford
126,953,200
3,608,144
Paul S. Feinberg
126,813,997
3,747,348
Dennis G. Schmal
126,820,677
3,740,667
Gurinder S. Ahluwalia
126,619,961
3,941,384

Proposal 2:  To approve a new investment advisory agreement with AssetMark.

Fund
For
Against
Abstain
Broker Non-Votes
GuideMarkSM Global Real
Return Fund
3,488,171
99,989
886,983
71,779
GuideMarkSM Opportunistic
Fixed Income Fund
15,853,231
272,336
1,005,608
4,228,335
GuidePathSM Strategic Asset
Allocation Fund
10,828,737
202,515
630,906
2,678,306
GuidePathSM Tactical
ConstrainedSM Asset
Allocation Fund
9,838,477
211,713
557,674
2,386,513
GuidePathSM Tactical
UnconstrainedSM Asset
Allocation Fund
13,473,769
330,460
832,144
3,858,716
GuidePathSM Absolute
Return Asset Allocation
Fund
21,476,678
594,102
1,446,105
5,112,095
GuidePathSM Multi-Asset
Income Asset Allocation
Fund
3,579,325
104,106
259,388
1,086,596
GuidePathSM Fixed Income
Allocation Fund
10,119,375
128,717
781,668
2,405,878
GuidePathSM Altegris(r)
Diversified Alternatives
Allocation Fund
7,571,360
127,202
352,525
1,762,395

Proposal 3: For GuidePathSM Altegris(r) Diversified Alternatives Allocation Fund to
approve a new sub-advisory agreement with Altegris Advisors, LLC.

Shares
For
7,358,637
Against
258,770
Abstain
433,683
Broker Non-Votes
0

# 1259196  v. 1

# 1259196  v. 1